Exhibit 99.1

Longs Reports Preliminary November Sales

WALNUT CREEK, CA (December 3, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $348.7 million for the four-week period ended November 25, 2004, a 1.4% decrease from sales of $353.8 million in the comparable period a year ago. Pharmacy sales were 48.1% of total drug store sales compared with 46.4% a year ago.

Preliminary November same-store sales decreased 2.0% from the comparable period last year. Pharmacy same-store sales increased 1.5% and front-end same-store sales decreased 5.0%. Last year, Longs estimated that November same-store sales were favorably impacted by 200 to 250 basis points as a result of the grocery strike in Southern California that began on October 11, 2003.

Preliminary year-to-date total sales of $3.76 billion for the 43 weeks ended November 25, 2004 were 2.9% higher than the $3.65 billion reported in the comparable period last year. Pharmacy sales were 48.0% of total drug store sales during the period, compared with 47.1% a year ago. Same-store sales increased 1.4%, with pharmacy same-store sales increasing 3.1% and front-end same-store sales decreasing 0.04%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.